Exhibit 10.1
AGREEMENT AND RELEASE

This Agreement and Release (Agreement) is dated October 9, 2017 (Today), and is between Matthew G. Manders (you), and Cigna Health and Life Insurance Company, a Connecticut corporation (the Company).

You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in this Agreement.  Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment.

1. Your Termination Date.

Your employment with the Company will end on account of your retirement on November 3, 2017 (the Termination Date).  Your formal job responsibilities will end on the Termination Date.

2. Your Promises to the Company.

a.	"Cigna" means, as used throughout this Agreement, Cigna Corporation and any subsidiaries or affiliates of Cigna Corporation.

b.
On or before your Termination Date, you will return to Cigna any Cigna property that you now have (for example: identification card, access card, office keys, computer, cell phone, Blackberry, company manuals, office equipment, records and files).  You agree that, by signing this Agreement, you are formally resigning from all officer or director positions you hold with Cigna effective on your Termination Date and will sign any additional paperwork that may be required by Cigna or law to effectuate such resignation.

c.
You agree that, other than in the good faith performance of your services to Cigna before your Termination Date, you will not, without first obtaining Cigna's written permission, (i) disclose any Confidential Information to anyone other than Cigna employees who have a need to know the Confidential Information or (ii) use any Confidential Information for your benefit or for the benefit of any other person, firm, operation or entity unrelated to Cigna.  "Confidential Information" means all information that is (a) disclosed to or known by you as a consequence of or through your employment with the Company or its affiliates and (b) not generally known to persons, corporations, organizations or others outside of Cigna.  Confidential Information includes, but is not limited to, technical or non-technical data, intellectual property, formulas, computer programs, devices, methods, techniques, processes, financial data, personnel data, customer specific information, confidential customer lists, production and sales information, supplier specific information, cost information, marketing plans and strategies, Cigna strategy plans of any kind or other data or information regardless of the format that constitutes a trade secret or is otherwise treated as being confidential or proprietary information by Cigna.  It shall not, however, be a violation of this paragraph for you to provide Confidential Information to any federal, state or local governmental agency or commission, including but not limited to, the Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board ("NLRB") or the Securities Exchange Commission ("SEC").   After an item of Confidential Information has become public knowledge, you shall have no further obligation under this paragraph 2.c regarding that information so long as you were not responsible, directly or indirectly, for permitting the information to become public knowledge in violation of this paragraph or without Cigna's consent.  You agree that such Confidential Information is and remains the sole property of Cigna, and that you will return all Confidential Information following termination of your employment.

Notwithstanding any other provisions of this paragraph 2.c. or this Agreement, pursuant to 18 USC Section 1833(b), you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (1) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If you file a lawsuit for retaliation by Cigna for reporting a suspected violation of law, you may disclose such trade secret to your attorney and use the trade secret information in related court proceedings, provided that you file any document containing the trade secret information under seal and do not disclose the trade secret, except pursuant to court order.

d.	For two years after your Termination Date, you will not, within any part of the United States or any other country where Cigna currently conducts business:

(1)
(i) Provide services (as an employee independent contractor, or in any other capacity) that are the same as, similar to, or overlap with the services that you provided to Cigna as President, Government, Individual Programs & Group Insurance for or on behalf of any business, entity or company (collectively "Competitors") that provides products or services that compete with those provided by Cigna, including the following: health care and benefits related products and services, group disability insurance and administration services, life and accident insurance, and related services (collectively, "Competitive Services"); (ii) own or operate a business that provides Competitive Services; or (iii) work for or become employed by a Competitor; provided, however, notwithstanding this paragraph 2.d.(1), you may serve on the Board of Directors of a Competitor if Cigna's Executive Vice President, Human Resources and Services approves such service in advance.

(2)
Solicit (as defined below) any Cigna employees either to terminate employment with Cigna or to become employed as an employee or independent contractor by you or by any business that you may become employed by or affiliated in any way with after leaving Cigna. "Solicit" means (with respect to employees, customers and vendors) to entice, encourage, persuade, or solicit or attempt to entice, encourage, persuade, or solicit; and (with respect to employees or vendors) to also try to hire, refer for hire, assist in hiring, or hire.

This paragraph 2.d(2) shall not apply to receiving applications for employment submitted by Cigna employees in response to general advertisements or to applications submitted voluntarily by Cigna employees; provided that, prior to the submission of applications for, or offers of, employment, such Cigna employees have not been Solicited by you or by anyone acting on your behalf and that you have not been involved, either directly or indirectly, in hiring the Cigna employee or identifying the Cigna employee as a potential recruit.

(3)	Hire any Cigna company employee.

(4)
Solicit in any manner any Covered Customers (as defined below) or Covered Vendors (as defined below)  to (i) terminate or alter their business dealings with Cigna; (ii) reduce the volume of their business dealings with Cigna; or (iii) enter into any new business arrangements with you or any business or enterprise with which you may become employed or affiliated in any way after leaving Cigna, if such business arrangements would compete with, or adversely affect, any business arrangements that such Covered Customer or Covered Vendor has with Cigna Today or has been planning to establish during the three-month period ending Today.

"Covered Customers" means any and all of the customers of Cigna who were customers during the 12-month period ending on your Termination Date and with whom you dealt or had more than casual contact in connection with Cigna business during and by virtue of your employment with Cigna.

"Covered Vendors" means any and all of the vendors of Cigna with whom/which you dealt or otherwise had more than casual contact in connection with Cigna business during and by virtue of your employment with Cigna.

e.
You acknowledge and agree that you have, and in the past have had, access to    Cigna's Confidential Information, that you handle matters throughout the United States, that Cigna's business competes on a global basis, that Cigna's sales and marketing plans are for continued expansion throughout the United States  and globally, and that the global nature of the non-compete and non-solicitation restrictions contained in paragraph 2.d and the time limitations contained in paragraph 2.d are reasonable and necessary to protect Cigna's legitimate business interests and Confidential Information.  You further agree that if any court or arbitrator determines that paragraph 2.d or any part of it is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power and authority to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

f.
You agree to cooperate with Cigna in all investigations, litigation and arbitrations of any kind (including, but not limited to, governmental or regulatory investigations or inquiries), to assist and cooperate in the preparation and review of documents and in meetings with Cigna attorneys for any purpose (including but not limited to, deposition and/or trial preparation), and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative agency, or arbitration proceeding involving Cigna and with respect to which you have relevant information.  Cigna will reimburse you, upon production of appropriate receipts and in accordance with Cigna's then existing Business Travel Reimbursement Policy, the reasonable business expenses (including coach air transportation, hotel, and, similar expenses) incurred by you in connection with such assistance. All receipts for such expenses must be presented for reimbursement within 45 days after the expenses are incurred in providing such assistance.

g.
You agree that you will not at any time make any verbal or written statement,  whether in public or in private, that disparages in any way Cigna's integrity, business reputation, or performance, or disparages any of Cigna's directors, officers, or employees.  It shall not, however, be a violation of this paragraph for you to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over Cigna's business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information, (ii) to the extent necessary concerning any litigation, arbitration or mediation involving this Agreement or enforcement of this Agreement or (iii) in connection with any proceeding or investigation conducted by a federal, state or local government agency, including but not limited to, the EEOC, or when exercising rights protected by the National Labor Relations Act, as amended ("NLRA") or the Securities Exchange Act of 1934, as amended (SEA).

.

h.
You hereby acknowledge that you are aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, (1) purchasing or selling securities of such company or securities convertible into such securities on the basis of such information or (2) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities or securities convertible into such securities. Accordingly, you agree that you will not make any purchase or sale of, or otherwise consummate any transactions involving, Cigna securities or securities convertible into Cigna securities, including with respect to your Cigna 401(k) account, while in possession of material Confidential Information regarding Cigna, nor will you communicate such information in a manner that violates the securities laws of the United States (regardless of whether such communication would be permitted elsewhere in this Agreement.)  If you consummate a transaction involving Cigna securities (or securities convertible into Cigna securities), you will file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the SEA.

i.
If you have received any payment from Cigna that you were not entitled to receive (an "overpayment") or any other type of overpayment, or you owe Cigna money for any reason, you hereby authorize the Company to deduct such overpayment or money owed from the amount of your payment(s) described in paragraph 3 below.

3. Pay and Benefits Until and After Termination Date.

a.
From Today until your Termination Date, the Company will continue to pay you a salary at your current regular salary rate and you and your eligible dependents may continue to participate in the Company's employee benefits programs in accordance with the terms of those programs and your applicable elections.

b.	You understand and agree that you will not be covered by the Cigna Short-Term Disability Plan or Cigna Long-Term Disability Plan after the Termination Date.

c.
You will continue to accrue Paid Time Off through your Termination Date, but you will not be entitled to use any further time off benefits after Today.  The Company will make a lump sum payment to you within 30 days after your Termination Date for any Paid Time Off days you earned in 2017 but have not used prior to your Termination Date.

d.
If you die before your Termination Date, the date you die will automatically be your new Termination Date and your salary will be payable only until your new Termination Date.  If you die before the Company pays you all amounts due under paragraphs 3.a, 3.c, 3.h, of the Agreement, the remaining amounts will be paid to your surviving spouse or, if you have no surviving spouse, to your estate. If you die before the payment of any other amounts described in this paragraph 3, the payments will be made under the terms of the applicable plan.

e.
None of the payments described in this paragraph 3, except for salary payments under paragraph 3.a, will be treated as eligible earnings for any benefits purposes, and salary payments will be treated as eligible earnings only to the extent provided by the terms of the applicable benefit plan.

f.
Any coverage you have under the Cigna Medical Plan or Cigna Dental Plan on your Termination Date will expire at the end of the month containing your Termination Date.  You may elect, at your own expense, to continue your Company group health care coverage for up to 18 additional months under the provisions of COBRA.  You may elect coverage under the Company's retiree health care plan to begin as early as the month after your Termination Date or, if you elect COBRA coverage, the month after your COBRA coverage ends.  You will be billed monthly for any elected COBRA coverage.  You may convert certain group benefits coverages to individual coverages under the terms of the Company's benefits program. Any benefit coverage for which you may be eligible under the Cigna retiree health care and life insurance plans will be provided to you under the provisions of those plans but only to the extent that Cigna continues to provide such benefits to retirees.

g.
Any benefits you may have earned under the Cigna Deferred Compensation, Pension, Supplemental Pension, 401(k) and Supplemental 401(k) Plans or other deferred payment arrangements will be paid to you under the terms and provisions of those plans and arrangements.

h.
On or before March 15, 2018 but no earlier than January 1, 2018, subject to the Company's attainment of performance goals established under the Cigna Executive Incentive Plan 2017, the Company will pay you a cash bonus for service performed during 2017 in an amount equal to 100% of your annual bonus target (less applicable withholding).

i.
Until your Termination Date any options on Cigna Corporation stock that you hold will continue to vest under the terms of the applicable plan and your applicable grant, including the terms and conditions that you must continue to honor.  You may exercise vested options only in accordance with the terms of the plan and grants and subject to Cigna Corporation's Insider Trading Policy.  Any unexercised and unvested options that you hold on your Termination Date will be subject to the terms of the applicable plans and grant documents.

j.
You will be entitled to receive payments at the time and in the form specified in, and in accordance with the terms of, the Cigna Long-Term Incentive Plan for a prorated number of the Strategic Performance Shares (SPS) that have been awarded to you, based on the number of months that you would have been employed during each 36-month performance period if your employment had continued through December 31, 2017, as follows:

9,099 of SPS granted for 2015-2017
6,848 of SPS granted for 2016-2018
2,906 of SPS granted for 2017-2019

k.	No executive financial services benefits will be provided after your Termination Date.

l.	You will receive no other money or benefits from the Company, except as provided in this Agreement.

m.
Any payments under this paragraph 3 are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 (as amended) and the regulations thereunder (Section 409A), and this Agreement shall in all respects be administered in accordance with Section 409A.  Notwithstanding anything herein to the contrary, if any payments under this paragraph 3 are subject to Section 409A, (1) such payments shall only be made in a manner and upon an event permitted under Section 409A, (2) such payments shall only be made upon a "separation from service" under Section 409A, and (3) in no event shall you, directly or indirectly, designate the calendar year in which any such payment is made except in accordance with Section 409A.  In no event shall Cigna be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

4. Acknowledgment and Release of Claims.

a.
You acknowledge that there are various local, state, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation, or veteran status and that these laws are enforced through the EEOC, Department of Labor, and state or local human rights agencies.  Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 (Title VII); the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act (ERISA); 42 U.S.C. Section 1981; the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA), other state and local human or civil rights laws, and other statutes that regulate employment, as each may have been amended ; and the common law of contracts and torts.  You acknowledge that the Company has not (i) discriminated against you in contravention of these laws; (ii) breached any contract with you; (iii) committed any civil wrong (tort) against you; or (iv) otherwise acted unlawfully toward you.

You further acknowledge that the Company has paid and, upon payment of the amounts provided for in this Agreement, will have paid you: (i) all salary, wages, bonuses and other compensation that might be due to you; and (ii) all reimbursable expenses, if any, to which you may be entitled and if not, that you agree to bring to the attention of the Company in writing any such unpaid amount(s) of compensation or expenses claimed to still be due or owing before signing this Agreement.

b.
On behalf of yourself, your heirs, executors, administrators, successors and assigns, you hereby unconditionally release and discharge Cigna, the various plan fiduciaries for the benefit plans maintained by or on behalf of Cigna, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively, Released Person) from all claims (including claims for attorneys' fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that you ever had, may now have, or may later assert against any Released Person, arising out of or related to your employment with, or termination of employment from, the Company.  To the fullest extent permitted by law, this release includes, but is not limited to:  (i) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers' Adjustment and Retraining Notification Act, ERISA, FMLA, ADA, FLSA, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of your employment with or termination from the Company, including wage claims; (ii) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (iii) claims under any federal, state or local constitutions, statutes, rules or regulations; (iv) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (v) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by you or on your behalf against any Released Person, which you agree to immediately dismiss with prejudice.

c.
For purposes of implementing a full and complete release and discharge of all Released Persons, you expressly acknowledge that this release is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed.  You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein.  Nevertheless, it is your intention to fully, finally, and forever settle and release all such matters, and all claims related to such matters, which may now exist or which may have previously existed between you and any Released Person, whether suspected or unsuspected.  You agree that this Agreement shall remain in effect as a full and complete release of all such matters even if any additional or different related claims or facts exist now or are later discovered.

You also understand that by signing this Agreement you are giving up any right to become, and you are promising not to agree to become, a member of any class in a case in which claims are asserted against any Released Person if those claims are related in any way to your employment with, or termination of employment from, the Company, and involve events that happened on or before the date you signed this Agreement.  If, without your prior knowledge and consent, you are made a member of a class in any such case, you will opt out of the class at your first opportunity after you learn of your inclusion.  You agree to sign, without objection or delay, any "opt-out" form presented to you either by the court in which the case is pending or by counsel for any Released Person made a defendant in the case.\

This release does not include (and you are not releasing):

(1)	any claims against the Company for promises it is making to you in this Agreement;

(2)
any claims for employee benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates (but your Release does cover any claims you may make for severance benefits and any claims for benefits beyond those provided under the terms of the applicable plan);

(3)	any claims that may arise after the date you sign the Agreement;

(4)	any claims covered by workers compensation or other laws that are not, or may not be, as a matter of law, releasable or waivable;

(5)
any rights you have to indemnification under the Company's (and, if applicable, any Company affiliate's) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law if any judgment is entered against you as a result of any act or failure to act for which you and the Company are jointly liable; and

(6)	any claims that you did not knowingly and voluntarily waive your rights under the ADEA.

5. No Admission of Wrongdoing.

Just because the Company is entering into this Agreement and paying you money, neither the Company nor any Released Persons are admitting that they have  done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.  Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

6. Applicable Law and Exclusive Forum.

This Agreement is being made in Pennsylvania. Therefore, this Agreement, including the promises contained in paragraph 2.b, c, d, e, f, g, h and i of this Agreement (the "Covenants") will be interpreted, enforced and governed under the laws of Pennsylvania (without regard to its conflict of laws principles); provided, however, that your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the applicable benefit plans and the provisions of ERISA.  You and Cigna agree that any lawsuit arising out of or relating to the Covenants shall be brought exclusively in the Federal Court or in Pennsylvania Courts if the Federal Court lacks subject matter jurisdiction over the dispute, and you and Cigna expressly waive any defense of inconvenient forum and any other venue or jurisdiction-related defenses that each might otherwise have in such a lawsuit.

7. Arbitration.

Without in any way affecting the release in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area; provided, however, that this Arbitration provision shall not apply to claims or actions that are based (in whole or in part) on or arise out of the Covenants.

Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company.  A copy of the Cigna Companies Employment Dispute Arbitration Rules and Procedures is available upon request.  A legal judgment based upon the Arbitrator's award may be entered in any court having jurisdiction over the matter.  Each party shall be liable for its own costs and expenses (including attorneys' fees).  You and the Company agree to arbitrate anything:

a.	related in any way to this Agreement or how it is interpreted or implemented (including the validity of your ADEA waiver); or

b.
that involves any dispute about your candidacy for employment, employment or termination of your employment with the Company, including any disputes arising under local, state or federal statutes or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).

8. Final and Entire Agreement; Amending the Agreement.

This Agreement is intended to be the complete, final and entire Agreement between you and the Company.  It fully replaces all earlier agreements or understandings.  However, it does not replace the terms of any:

a.	Cigna stock or option grant you might have received or the terms of any employee benefit plan;

b.	Arbitration agreement that you currently have with Cigna which shall remain in full force and effect; or

c.
other agreement you might have entered into with the Company that requires you to pay back money to the Company, or that authorizes the Company to deduct money from your pay, when your employment terminates or at any other time.

Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.

Any amendment to this Agreement must be in writing and signed by both you and the Company.  Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought.  No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver.  If any provision or portion this Agreement is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.

9.  Your Understanding.

By signing this Agreement, you admit and agree that:

a.	You have read this Agreement.

b.	You understand it is legally binding, and you were advised and, by virtue of this Agreement are further advised, to review it with a lawyer of your choice.

c.
You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.
You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA.

e.	You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

10. Revoking the Agreement.

You have seven calendar days from the date you sign this Agreement to revoke and cancel it.  To do that, a clear, written cancellation letter, signed by you, must be received by Kristen Gorodetzer, Cigna Corporation, 1601 Chestnut Street TL05Z, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement.  The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

11.   If Legal Action Is Started by You.

You understand and agree that the Company's main reason for entering into this Agreement is to avoid lawsuits and other litigation.  Therefore, if any legal action covered by this Agreement is started by you (or by someone else on your behalf) against any Released Person, you agree to withdraw such proceeding or claim with prejudice.

If you fail to withdraw such proceeding or claim (or fail to opt out of a class action that includes you) within 30 days of receipt of written notice from the Released Person requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:

a.	You may forfeit all or any portion of the amounts due hereunder;

b.	You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under paragraph 3 (except sub-paragraphs 3.a, 3.c, and 3.g); and

c.	You agree to pay the Company the reasonable costs and attorneys' fees it incurs in defending such action.

You represent that as of Today you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement.  (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys' fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company may require you to execute promptly a release that is legal and enforceable and does not extend to claims not released under paragraph 4.  If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraphs 3.a, 3.c and 3.g) and not previously returned to the Company, will be treated as an overpayment.  You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%.  However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 11 does not apply to anything of value given to you for which you actually performed services and by law you are entitled to receive.

Neither this paragraph 11, nor anything else in this Agreement, is intended to prevent you from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, furnishing information to, or participating in an investigation conducted by, the EEOC, the NLRB, the SEC or any comparable federal, state or local governmental agency; provided however, that with the exception of any whistleblower award from the SEC, you expressly waive and relinquish any right you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date you signed this Agreement.  You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.

12. Representations.

The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable Cigna plans); (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

13. Notices.

Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the applicable address specified below (or such other address as the recipient shall have specified by ten days' advance written notice given in accordance with this paragraph 13).  Such communication shall be addressed to you as follows (unless you have made an address change in accordance with this paragraph 13):

Matthew G. Manders

and to the Company or Cigna as follows:

Executive Compensation
Cigna Corporation
1601 Chestnut Street TL05Z
Philadelphia, PA, 19192

However, Cigna and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

14. Successors and Assigns.

This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred without your consent pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law.  Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company's prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of Cigna or the Company.  If you die or a court determines you are legally incompetent, all references in this Agreement to "you" shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.

15. Injunctive Relief.

You agree that (a) any breach or threatened breach of the Covenants would cause irreparable injury to Cigna; (b) monetary damages alone would not provide an adequate remedy; (c) in addition to any other relief available at law or equity, Cigna shall be entitled to injunctive relief and/or to have the Covenants specifically enforced by a court of competent jurisdiction (without the requirement to post a bond); and (d) these remedies are cumulative and in addition to any other rights and remedies Cigna may have at law, in equity or pursuant to any other agreement.

16. When Effective.

This Agreement is not effective or binding on either party until fully signed by both parties. This Agreement may be executed by the parties in counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but both such counterparts will together constitute one and the same document.

The persons named below have signed this Agreement on the dates shown below:

October 16, 2017	/s/ Matthew G. Manders
Date	Matthew G. Manders

October 16, 2017	/s/ John Murabito
Date	John Murabito on behalf of the Company